Atlas Air Worldwide
Reports Second-Quarter 2014 Results

•	Adjusted Net Income of $15.9 Million, $0.63 per Share

•	Reported Net Income of $29.6 Million, $1.17 per Share

•	Maintaining Full-Year Earnings Outlook

PURCHASE, N.Y., July 31, 2014 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW), a leading global provider of outsourced aircraft and aviation operating services, today announced adjusted net income attributable to common stockholders of $15.9 million, or $0.63 per diluted share, for the three months ended June 30, 2014, compared with $20.4 million, or $0.79 per diluted share, for the three months ended June 30, 2013.

On a reported basis, net income attributable to common stockholders in the second quarter of 2014 totaled $29.6 million, or $1.17 per diluted share, compared with $20.1 million, or $0.78 per diluted share, in the year-ago quarter.

“We are off to a good start in 2014. Airfreight demand is improving, and we are encouraged about our full-year outlook,” said William J. Flynn, President and Chief Executive Officer. “As we continue to gather additional insight into second-half yields, demand and military requirements, we are maintaining our full-year earnings framework.”

Mr. Flynn added: “Atlas is an entrepreneurial company. Our second-quarter results illustrate the positive contributions being generated by the investments we’ve made and the initiatives we’ve undertaken. In the face of an uncertain airfreight market and an anticipated decline in military cargo demand, we have diversified our business mix and are driving business resilience.

“Results within our ACMI segment are benefiting from modern 747-8 freighters as well as an increase in flying for our CMI customers. In Dry Leasing, the investments we’ve made since early 2013 in attractive 777 freighters on long-term leases with strong customers are driving a significant increase in contribution from highly predictable revenue and earnings streams.

“In addition, the expansion of our 767 platform and our growth into military and commercial passenger charter operations are providing added strength, complementing the improvement in airfreight demand.

“Led by the strength of our brand, our global market leadership in outsourced aircraft assets and services, and our ability to work closely with our customers as they enhance their route networks and grow their businesses, we are well-positioned to take advantage of market opportunities and improvement – and to continue our focus on longer-term business growth.”

Adjusted earnings in the second quarter of 2014 exclude an income tax benefit of $24.0 million, or $0.95 per diluted share, due to beneficial tax planning related to the tax treatment of extraterritorial income. This was partly offset by a noncash loss of $9.4 million after tax, or $0.37 per diluted share, resulting from the trade-in of used spare engines for new engines under the company’s engine-acquisition program, as well as additional charges totaling $1.0 million after tax, or $0.04 per diluted share, which were primarily related to the company’s U.K. affiliate, Global Supply Systems Limited.

Adjusted earnings in the second quarter of 2013 exclude an after-tax loss of $0.6 million, or $0.02 per diluted share, on the early extinguishment of debt, partly offset by an after-tax gain of $0.3 million, or $0.01 per diluted share, on the disposal of aircraft.

Second-Quarter Results

Profitability in our ACMI business during the second quarter reflected an increase in 747-8F revenue and an increase in CMI flying, offset by higher maintenance expense for aircraft operating in this segment.

ACMI revenues benefited from an increase in our average rate per block hour driven by our 747-8Fs, but were impacted by a decline in block-hour volumes related to the return of three 8Fs from British Airways in April and early May. This decline was partially offset by the placement of two of the 8Fs with DHL Express in May, the start-up of ACMI 8F flying for BST Logistics in February 2014 and Etihad in May 2013, as well as the start-up of ACMI 747-400 flying for Astral Aviation in September 2013. Block-hour volumes during the second quarter also reflected an increase in CMI Dreamlifter flying for Boeing and the initiation of CMI 767-200 passenger aircraft service for MLW Air during the third quarter of 2013.

In Dry Leasing, revenue and profitability grew following the addition of three 777F aircraft in January 2014 and two in July 2013, which raised our 777F fleet count to six. Each of these aircraft are leased to customers on a long-term basis.

In AMC Charter, results benefited from an increase in the volume of passenger flying on higher-yielding 747-400 aircraft, partially offset by a decrease in demand for cargo flying. Segment results in Commercial Charter reflected a decrease in market rates and increases in maintenance and crewmember travel expense, partially offset by an increase in block-hour volumes.

Reported earnings for the period reflected an effective income tax rate benefit of 461.0%, driven by tax-planning efforts regarding a federal income tax benefit related to the treatment of extraterritorial income from the offshore leasing of certain of our aircraft.

Half-Year Results

For the six months ended June 30, 2014, adjusted net income attributable to common stockholders totaled $27.3 million, or $1.08 per diluted share, compared with $26.3 million, or $1.01 per diluted share, for the six months ended June 30, 2013.

On a reported basis, first-half 2014 net income attributable to common stockholders totaled $37.5 million, or $1.49 per diluted share, compared with $40.1 million, or $1.54 per diluted share, in the first half of 2013.

Cash and Short-Term Investments

At June 30, 2014, our cash, cash equivalents, short-term investments and restricted cash totaled $299.2 million, compared with $339.2 million at December 31, 2013.

The change in position reflected cash provided by operating and financing activities offset by cash used for investing activities.

Net cash used for investing activities during the first half of 2014 primarily related to the purchase of three 777F aircraft for our Dry Leasing business.

Net cash provided by financing activities primarily reflected proceeds from the issuance of debt in connection with the acquisitions of these aircraft. Those proceeds were partially offset by payments on debt obligations and debt issuance costs.

Outlook

We are encouraged by our performance in the first half of 2014 and the positive direction of market trends so far this year.

Airfreight volumes continue to improve, and recent forecasts suggest that airfreight demand may grow by several percentage points in 2014 – the first real growth after three essentially flat years. Airfreight yields continue to lag behind, however, and there is still limited visibility into peak-season yields, demand and second-half military requirements. As a result, we are maintaining our earnings outlook for the full year.

On a sequential basis, per-share earnings in the third quarter of this year should improve over our adjusted second-quarter results by an increment similar to the increase between our first- and second-quarter adjusted earnings.

For the full year, we expect total block hours to be comparable to 2013, with more than 70% in ACMI, approximately 10% in AMC Charter, and the balance in Commercial Charter. Our Dry Leasing segment should show dramatic growth compared with 2013. While our share of military flying, mainly in passenger service, has increased due to a reduction in the number of carriers serving the market and our ability to capitalize on additional flying opportunities, we continue to expect an overall decline in military demand, primarily in cargo, compared with 2013.

We also expect aircraft maintenance expense to total approximately $180 million in 2014, with depreciation of approximately $120 to $125 million. Core capital expenditures this year are expected to total approximately $45 to $50 million, mainly for spare parts for our expanded fleet.

We remain confident in the resilience of our business model, as well as our ability to adapt to the market and to leverage the scale and efficiencies in our operations. The business initiatives we have undertaken and the investments we have made have enabled the company to deliver meaningful earnings in any environment.

Should 2014 be the inflection point when growth returns to commercial airfreight and yields improve, our business initiatives and the investments we have made have positioned Atlas to be one of the prime beneficiaries.

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s second-quarter 2014 financial and operating results at 11:00 a.m. Eastern Time on Thursday, July 31, 2014.

Interested parties are invited to listen to the call live over the Internet at [omitted] (click on “Investor Information”, click on “Presentations” and on the link to the second-quarter call) or at the following Web address:

[omitted]

For those unable to listen to the live call, a replay will be available on the above Web sites following the call. A replay will also be available through August 6 by dialing (855) 859-2056 (domestic) and (404) 537-3406 (international) and using Access Code 70670671#.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include EBITDAR, as adjusted; EBITDA, as adjusted; Direct Contribution; Adjusted Net Income Attributable to Common Stockholders; Adjusted Diluted EPS; and Free Cash Flow, which exclude certain items. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Our management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

About Atlas Air Worldwide:

Atlas Air Worldwide is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, Atlas Air Worldwide operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of outsourced aircraft and aviation operating services that include ACMI service – in which customers receive an aircraft, crew, maintenance and insurance on a long-term basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military cargo and passenger charters; commercial cargo and passenger charters; and dry leasing of aircraft and engines.

Atlas Air Worldwide’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2014 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Operating Revenue
ACMI	$186,720	$181,957	$384,861	$363,127
AMC Charter	91,281	94,135	154,155	192,172
Commercial Charter	133,953	117,783	248,452	208,883
Dry Leasing	25,524	6,223	50,200	9,970
Other	3,691	3,475	6,864	6,757

Total Operating Revenue	$441,169	$403,573	$844,532	$780,909

Operating Expenses
Aircraft fuel	103,842	102,743	185,586	196,101
Salaries, wages and benefits	77,948	72,518	150,803	145,049
Maintenance, materials and repairs	50,386	43,477	109,432	101,846
Aircraft rent	34,826	39,854	70,236	78,348
Depreciation and amortization	30,381	20,371	58,536	38,179
Navigation fees, landing fees and other rent	30,906	18,744	58,032	34,370
Passenger and ground handling services	21,859	17,300	41,230	34,072
Travel	18,774	13,771	36,056	28,950
Special charge	1,449	-	9,477	—
Loss/(gain) on disposal of aircraft	14,679	(399)	14,679	(422)
Other	29,462	26,733	55,678	53,358

Total Operating Expenses	414,512	355,112	789,745	709,851

Operating Income	26,657	48,461	54,787	71,058

Non-operating Expenses (Income)
Interest income	(4,719)	(4,978)	(9,446)	(10,154)
Interest expense	26,365	20,677	52,817	39,117
Capitalized interest	(67)	(292)	(379)	(1,694)
Loss on early extinguishment of debt	-	994	-	994
Other expense (income), net	(88)	1,104	64	1,656

Total Non-operating Expenses (Income)	21,491	17,505	43,056	29,919
Income before income taxes	5,166	30,956	11,731	41,139
Income tax expense (benefit)	(23,815)	9,993	(21,276)	73

Net Income	28,981	20,963	33,007	41,066
Less: Net income (loss) attributable
to noncontrolling interests	(612)	903	(4,530)	928

Net Income Attributable
to Common Stockholders	$29,593	$20,060	$37,537	$40,138

Earnings per share:
Basic	$1.17	$0.78	$1.49	$1.54

Diluted	$1.17	$0.78	$1.49	$1.54

Weighted average shares:
Basic	25,241	25,691	25,169	26,009

Diluted	25,279	25,716	25,215	26,076

Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

		June 30, 2014	December 31, 2013
Assets
Current Assets
Cash and cash equivalents		$276,404	$321,816
Short-term investments		9,592	10,904
Restricted cash		13,215	6,491
Accounts receivable, net of allowance of $1,618 and $1,402, respectively		162,860	132,159
Prepaid maintenance		10,411	31,620
Deferred taxes		28,977	54,001
Prepaid expenses and other current assets		30,131	36,962

Total current assets		531,590	593,953
Property and Equipment
Flight equipment		3,474,759	2,969,379
Ground equipment		49,246	46,951
	Less: accumulated depreciation	(304,257)	(256,685)
Purchase deposits for flight equipment		5,665	69,320

Property and equipment, net		3,225,413	2,828,965
Other Assets
Long-term investments and accrued interest		129,092	130,267
Deposits and other assets		142,012	131,216
Intangible assets, net		71,957	33,858

Total Assets		$4,100,064	$3,718,259

Liabilities and Equity
Current Liabilities
Accounts payable		$46,094	$65,367
Accrued liabilities		233,079	194,292
Current portion of long-term debt[1,2]		193,819	157,486

Total current liabilities		472,992	417,145
Other Liabilities
Long-term debt[1,2]		1,876,961	1,539,139
Deferred taxes		328,707	371,655
Other liabilities		65,853	68,195

Total other liabilities		2,271,521	1,978,989
Commitments and contingencies
Equity
Stockholders’ Equity
	Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	¯	¯
	Common stock, $0.01 par value; 50,000,000 shares authorized; 28,547,138 and
	28,200,213 shares issued, 25,256,124 and 25,038,629, shares outstanding
	(net of treasury stock), as of June 30, 2014 and December 31, 2013, respectively	285	282
Additional paid-in-capital		565,310	561,481
Treasury stock, at cost; 3,291,014 and 3,161,584 shares, respectively		(130,203)	(125,826)
Accumulated other comprehensive loss		(9,891)	(10,677)
Retained earnings		930,050	892,513

Total stockholders’ equity		1,355,551	1,317,773
Noncontrolling interest		¯	4,352

Total equity		1,355,551	1,322,125

Total Liabilities and Equity		$4,100,064	$3,718,259

1 Balance sheet debt at June 30, 2014 totaled $2,070.8 million, including the impact of $38.7 million of unamortized discount.

2 The face value of our debt at June 30, 2014 totaled $2,109.5 million, compared with $1,738.0 million on December 31, 2013.

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

		For the Six Months Ended
		June 30, 2014	June 30, 2013
Operating Activities:
Net Income Attributable to Common Stockholders		$37,537	$40,138
Net income (loss) attributable to noncontrolling interests		(4,530)	928

Net Income		33,007	41,066
Adjustments to reconcile Net Income to net cash provided by operating activities:
	Depreciation and amortization	67,195	45,374
	Accretion of debt securities discount	(4,081)	(4,591)
	Provision for allowance for doubtful accounts	232	17
	Special charge	7,171	-
	Loss on early extinguishment of debt	-	994
	Loss (gain) on disposal of aircraft	14,679	(422)
	Deferred taxes	(21,498)	(548)
	Stock-based compensation expense	5,805	7,866
Changes in:
	Accounts receivable	(23,248)	11,844
	Prepaid expenses and other current assets	27,613	9,478
	Deposits and other assets	(4,603)	481
	Accounts payable and accrued liabilities	4,854	15,072

Net cash provided by operating activities		107,126	126,631
Investing Activities:
	Capital expenditures	(10,653)	(19,491)
	Purchase deposits and delivery payments for flight equipment	(494,072)	(342,584)
	Changes in restricted cash	(6,724)	-
	Proceeds from short-term investments	2,060	4,422
	Proceeds from insurance	-	9,109
	Proceeds from disposal of aircraft	-	2,100

Net cash used for investing activities		(509,389)	(346,444)
Financing Activities:
	Proceeds from debt issuance	572,552	510,808
	Refund of accelerated share repurchase	-	13,510
	Maintenance reserves received	8,757	1,546
	Prepayment of accelerated share repurchase	-	(29,510)
	Purchase of treasury stock	(4,377)	(73,253)
	Excess tax benefit from stock-based compensation expense	(1,973)	465
	Payment of debt issuance costs	(17,087)	(13,096)
	Payments of debt	(201,021)	(244,645)

Net cash provided by financing activities		356,851	165,825
Net increase (decrease) in cash and cash equivalents		(45,412)	(53,988)
Cash and cash equivalents at the beginning of period		321,816	409,763

Cash and cash equivalents at the end of period		$276,404	$355,775

Non-cash Investing and Financing Activities

Acquisition of flight and ground equipment included in Accounts payable and accrued liabilities	$29,087	$—

Disposition of aircraft included in Accounts receivable	$7,000	$-

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Operating Revenue:
ACMI	$186,720	$181,957	$384,861	$363,127
AMC Charter	91,281	94,135	154,155	192,172
Commercial Charter	133,953	117,783	248,452	208,883
Dry Leasing	25,524	6,223	50,200	9,970
Other	3,691	3,475	6,864	6,757
Total Operating Revenue	$441,169	$403,573	$844,532	$780,909
Direct Contribution:
ACMI	$44,128	$55,063	$89,326	$95,007
AMC Charter	15,620	12,658	25,088	25,395
Commercial Charter	(6,056)	(2,480)	(18,301)	(11,164)
Dry Leasing	8,738	2,437	16,909	3,613
Total Direct Contribution	$62,430	$67,678	$113,022	$112,851
Add back (subtract):
Unallocated income and expenses, net	(41,136)	(36,127)	(77,135)	(71,140)
Loss on early extinguishment of debt	-	(994)	-	(994)
Special charge	(1,449)	-	(9,477)	-
Loss (gain) on disposal of aircraft	(14,679)	399	(14,679)	422
Income before Income Taxes	5,166	30,956	11,731	41,139
Add back (subtract):
Interest income	(4,719)	(4,978)	(9,446)	(10,154)
Interest expense	26,365	20,677	52,817	39,117
Capitalized interest	(67)	(292)	(379)	(1,694)
Loss on early extinguishment of debt	-	994	-	994
Other expense (income), net	(88)	1,104	64	1,656
Operating Income	$26,657	$48,461	$54,787	$71,058

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated income and expenses include corporate overhead, non-aircraft depreciation, interest income, foreign exchange gains and losses, other revenue and other non-operating costs, including one-time items.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2014	June 30, 2013	Percent Change

Net Income Attributable to Common Stockholders	$ 29,593	$20,060	47.5%
After-tax impact from:
ETI tax benefit	(24,013)	-
Loss (gain) on disposal of aircraft	9,389	(254)
Special charge[1]	658	-
Accrual for legal matters	300	-
Loss on early extinguishment of debt[2]	-	633

Adjusted Net Income Attributable to Common Stockholders	15,927	20,439	(22.1%)

Diluted EPS	$ 1.17	$0.78	50.0%
After-tax impact from:
ETI tax benefit	(0.95)	-
Loss (gain) on disposal of aircraft	0.37	(0.01)
Special charge[1]	0.03	-
Accrual for legal matters	0.01	-
Loss on early extinguishment of debt[2]	-	0.02

Adjusted Diluted EPS	0.63	0.79	(20.3%)

	For the Six Months Ended

	June 30, 2014	June 30, 2013	Percent Change

Net Income Attributable to Common Stockholders	$37,537	$40,138	(6.5%)
After-tax impact from:
ETI tax benefit	(24,013)	(14,160)
Loss (gain) on disposal of aircraft	9,389	(269)
Special charge[1]	4,041	-
Accrual for legal matters	300	-
Loss on early extinguishment of debt[2]	-	633

Adjusted Net Income Attributable to Common Stockholders	$ 27,254	$ 26,342	3.5%

Diluted EPS	$1.49	$1.54	(3.2%)
After-tax impact from:
ETI tax benefit	(0.95)	(0.54)
Loss (gain) on disposal of aircraft	0.37	(0.01)
Special charge[1]	0.16	-
Accrual for legal matters	0.01	-
Loss on early extinguishment of debt[2]	-	0.02

Adjusted Diluted EPS	$1.08	$1.01	6.9%

[1]	Included in Special charge in 2014 were GSS employee termination benefits, a GSS loan reserve and an adjustment to lease termination costs for two 747-400BCFs.

2 Loss on early extinguishment of debt was related to the financing of 747-8F aircraft.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2014	June 30, 2013

Net Cash Provided by Operating Activities	$61,682	$72,242
Less:
Capital expenditures	6,558	8,943
Capitalized interest	67	292

Free Cash Flow[1]	$55,057	$63,007

	For the Six Months Ended
	June 30, 2014	June 30, 2013
Net Cash Provided by Operating Activities	$107,126	$126,631
Less:
Capital expenditures	10,653	19,491
Capitalized interest	379	1,694

Free Cash Flow[1]	$96,094	$105,446

[1]	Free Cash Flow = Cash Flows from Operations minus Base Capital Expenditures and Capitalized Interest.

Base Capital Expenditures excludes purchases of aircraft.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Income before income taxes	$5,166	$30,956	$11,731	$41,139
Loss (gain) on disposal of aircraft	14,679	(399)	14,679	(422)
Special charge[1]	1,449	-	9,477	-
Accrual for legal matters	469	-	469	—
Loss on early extinguishment of debt[2]	-	994	-	994
Adjusted pretax income	21,763	31,551	36,356	41,711
Interest (income) expense, net	21,579	15,407	42,992	27,269
Other non-operating expenses (income)	(88)	1,104	64	1,656
Adjusted operating income	43,254	48,062	79,412	70,636
Depreciation and amortization	30,381	20,371	58,536	38,179
EBITDA, as adjusted[3]	73,635	68,433	137,948	108,815
Aircraft rent	34,826	39,854	70,236	78,348
EBITDAR, as adjusted[4]	$108,461	$108,287	$208,184	$187,163

[1]	Included in Special charge in 2014 were GSS employee termination benefits, a GSS loan reserve and an adjustment to lease termination costs for two 747-400BCFs.

[2]	Loss on early extinguishment of debt was related to the financing of 747-8F aircraft.

[3]	Adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, special charge, and loss (gain) on disposal of aircraft, as applicable.

[4]	Adjusted EBITDAR: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, special charge, loss on early extinguishment of debt, and loss (gain) on disposal of aircraft, as applicable.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

		For the Three Months Ended			For the Six Months Ended
		June 30,		Increase/	June 30,		Increase/
		2014	2013	(Decrease)	2014	2013	(Decrease)
Block Hours
ACMI		27,652	28,372	(720)	55,675	56,461	(786)
AMC Charter
Cargo		1,167	1,891	(724)	1,601	3,765	(2,164)
Passenger		3,165	2,675	490	5,699	5,235	464
Commercial Charter		6,727	6,331	396	12,373	11,050	1,323
Nonrevenue		299	245	54	535	435	100

Total Block Hours		39,010	39,514	(504)	75,883	76,946	(1,063)

Revenue Per Block Hour
ACMI		$6,752	$6,413	$339	$6,913	$6,431	$482
AMC Charter		21,071	20,617	455	21,117	21,352	(235)
Cargo		23,043	22,615	428	22,608	22,973	(365)
Passenger		20,344	19,204	1,140	20,698	20,187	511
Commercial Charter		19,913	18,604	1,309	20,080	18,903	1,177
Average Utilization (block hours per day)
ACMI[1]		9.4	10.7	(1.3)	9.4	10.5	(1.1)
AMC Charter
Cargo		8.5	7.4	1.1	8.0	7.2	0.8
Passenger		7.7	6.4	1.3	7.0	6.7	0.3
Commercial Charter		8.5	7.5	1.0	8.0	7.4	0.6

	All Operating Aircraft[1,2]	9.1	9.5	(0.4)	8.9	9.4	(0.5)
Fuel
AMC
	Average fuel cost
	per gallon	$3.35	$3.63	$(0.28)	$3.34	$3.63	$(0.29)
	Fuel gallons	10,470	11,105	(635)	17,303	22,523	(5,220)
	consumed (000s)
Commercial Charter
	Average fuel cost
	per gallon	$3.11	$3.03	$0.08	$3.15	$3.15	$—
	Fuel gallons	22,090	20,628	1,462	40,556	36,254	4,302
	consumed (000s)
	1 ACMI and All Operating Aircraft averages in the second quarter and first six months of 2014 reflect the impact of increases in the number of CMI aircraft
	and amount of CMI flying compared with the same periods of 2013.
	[2] Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

For the Three Months Ended			For the Six Months Ended
June 30,		Increase/	June 30,		Increase/

2014	2013	(Decrease)	2014	2013	(Decrease)

Segment Operating Fleet (average
aircraft equivalents during the
period)
ACMI[1]
747-8F Cargo	8.3	8.2	0.1	8.5	7.6	0.9
747-400 Cargo	11.7	11.4	0.3	12.1	12.3	(0.2)
747-400 Dreamlifter	3.3	1.6	1.7	3.2	1.6	1.6
767-300 Cargo	2.0	2.0	—	2.0	1.7	0.3
767-200 Cargo	5.0	5.0	—	5.0	5.0	—
747-400 Passenger	1.0	1.0	—	1.0	1.0	—
767-300 Passenger	—	—	—	—	0.4	(0.4)
767-200 Passenger	1.0	—	1.0	1.0	—	1.0
Total	32.3	29.2	3.1	32.8	29.6	3.2
AMC Charter
747-400 Cargo	1.5	2.8	(1.3)	1.1	2.9	(1.8)
747-400 Passenger	1.8	1.8	—	1.8	1.8	—
767-300 Passenger	2.7	2.8	(0.1)	2.7	2.5	0.2

Total	6.0	7.4	(1.4)	5.6	7.2	(1.6)
Commercial Charter
747-8F Cargo	0.6	0.3	0.3	0.4	0.1	0.3
747-400 Cargo	7.7	8.6	(0.9)	7.7	7.9	(0.2)
747-400 Passenger	0.2	0.2	—	0.2	0.2	—
767-300 Passenger	0.2	0.2	—	0.2	0.1	0.1

Total	8.7	9.3	(0.6)	8.5	8.3	0.2
Dry Leasing
777-200 Cargo	6.0	1.0	5.0	5.9	0.6	5.3
757-200 Cargo	1.0	1.0	—	1.0	1.0	—
737-300 Cargo	1.0	1.0	—	1.0	1.0	—
737-800 Passenger	2.0	2.0	—	2.0	2.0	—

Total	10.0	5.0	5.0	9.9	4.6	5.3

Total Operating Aircraft	57.0	50.9	6.1	56.8	49.7	7.1

Out of Service[2]	1.0	1.0	—	1.0	0.7	0.3

[1]	ACMI average fleet excludes spare aircraft provided by CMI customers.
[2]	Out-of-service aircraft were temporarily parked during the period and are completely unencumbered.